Filed Pursuant to Rule 433
Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,000,000,000

4.250% SUBORDINATED NOTES, DUE OCTOBER 2026

FINAL TERM SHEET

Dated October 17, 2014

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa3 (Moody’s)/BBB+ (S&P)/BBB+ (Fitch)
Title of the Series:	4.250% Subordinated Notes, due October 2026
Aggregate Principal Amount Initially Being Issued:	$2,000,000,000
Issue Price:	99.517%
Trade Date:	October 17, 2014
Settlement Date:	October 22, 2014 (T+3)
Maturity Date:	October 22, 2026
Ranking:	Subordinated
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	4.250% per annum
Interest Payment Dates:	April 22 and October 22 of each year, beginning April 22, 2015, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual. The initial Interest Period will be the period from, and including, the Settlement Date to, but excluding, April 22, 2015, the initial Interest Payment Date. The subsequent Interest Periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Treasury Benchmark:	10 year U.S. Treasury, due August 15, 2024
Treasury Yield:	2.202%
Treasury Benchmark Price:	101-16+
Spread to Treasury Benchmark:	+210 bps
Reoffer Yield:	4.302%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

Capital One Securities, Inc.

Danske Markets Inc

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

The Huntington Investment Company

Wells Fargo Securities, LLC

Junior Co-Managers:	Blaylock Robert Van, LLC Muriel Siebert & Co., Inc.
CUSIP:	06051GFL8
ISIN:	US06051GFL86

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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